Exhibit 99.1

Press release

11.28.2018

Onur Genç will be the next CEO of BBVA

The Board of Directors of BBVA approved the succession plan for the company’s Chief Executive Officer (CEO). Onur Genç, who is currently the CEO of BBVA Compass and U.S. country manager for BBVA, will replace Carlos Torres Vila as Group CEO. The succession is expected to take place on Dec. 31, 2018.

The Board of Directors of BBVA today unanimously approved the succession plan for the company’s Chief Executive Officer, designating Onur Genç as the Group’s next CEO. Onur Genç is expected to take over as CEO starting on Dec. 31, 2018, when Carlos Torres Vila replaces Francisco González as Group Executive Chairman, once the relevant authorizations have been obtained.

“Onur has had an extremely positive impact in our operations in the U.S. and in Turkey, and now that contribution will be extended to the whole Group,” CEO and future Chairman Carlos Torres Vila said. “The Board has selected Onur as he is the ideal CEO to continue pushing forward our strategy and boosting our transformation throughout all our franchises, generating value for all our stakeholders: shareholders, employees, customers and the overall society."

Onur Genç joined Garanti in 2012 as executive vice president for retail banking. In 2015 he was named deputy CEO of the Turkish lender assuming wholesale banking responsibilities as well. Since Jan. 2017 Onur Genç is CEO of BBVA Compass and country manager for BBVA U.S., where he achieved significant progress, not only in the financial results of the franchise, but also on the development and improvement of digital capabilities, customer satisfaction and employee engagement.

“I want to thank the Board for their trust in me to take on this great challenge,” Onur Genç said. “I deeply value our purpose and values, and I am very excited to be part of BBVA’s transformation project.”

The transformation emanates from the company's purpose: “To bring the age of opportunity to everyone.” The purpose describes the role the bank plays in the digital age to help clients and customers, by offering the best possible banking solutions, helping them take better decisions about their finances, and having a positive impact in their lives.

The Group is fully committed to advancing in its transformation effort. From an internal point of view, in recent years, there has been a relevant cultural transformation, which has been supported by solid values. Externally, the Group’s value proposal and the relationship with clients has also evolved significantly. Digital sales account for 40 percent of total units sold in the Group, compared to only 15.3 percent two years ago, while digital customers stand at 26 million. Before the end of the year, BBVA’s goal is to have half of its clients banking through digital channels.

11.28.2018

“BBVA as a whole is devoted to transformation for the benefit of the customer,” said BBVA Chairman Francisco González. “The team is the best guarantee of the future success of the Group”.

Additional information

Onur Genç

Born in Trabzon (Turkey) in 1974, aged 44. Married and proud father of 14 year-old twins. He enjoys traveling, dedicated sports fan, loves reading science, economy and history.

Onur ranked 5th nationally out of 1.2 million students at university entrance examination. In 1995 he earned a B.S. in Electrical Engineering from the Boğaziçi University (Istanbul, Turkey) with the highest GPA among graduating class. In 1997, he received a M.S. in Industrial

Administration from Carnegie Mellon University in the U.S., obtaining a 4.00 / 4.00 GPA and was granted the Henry Ford II Scholar Award and Outstanding Academic Achievement Award.

Onur Genç joined Garanti in 2012 as executive vice president for retail and private banking and was later that year given additional responsibilities for Garanti Payment Systems. In 2015 he was named Garanti Bank deputy CEO, assuming wholesale banking responsibilities as well. Since January 2017 Onur Genç is CEO of BBVA Compass and country manager for all BBVA operations in the U.S.

Before Garanti and since 1999, Onur Genç worked at McKinsey & Company for 13 years where he eventually rose to senior partner and manager of the Turkish office at the age of 34.

Contact details:

BBVA Corporate Communications

comunicacion.corporativa@bbva.com

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